                                                                      EXHIBIT 12



               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                        FOR THE PERIOD
                                                   FOR THE YEAR      FOR THE YEAR        FROM MARCH 2
                                                      ENDED             ENDED              THROUGH
                                                   DECEMBER 31,      DECEMBER 31,        DECEMBER 31,
                                                      2001              2000                 1999
                                                   ------------      ------------       --------------
                                                                 (Dollars in millions)

Net earnings available for fixed charges:

    Net income before extraordinary charge and
        cumulative effect of accounting change     $      118.5      $      115.4       $        (72.7)
    Add: Income taxes                                      69.5              40.4                (46.5)
         Equity income from joint venture                  (3.0)             (2.0)                  --
         Other (income) loss                                1.1                --                   --
         Fixed charges                                     60.7              76.5                 65.1
                                                   ------------      ------------       --------------
Adjusted earnings                                  $      246.8      $      230.3       $        (54.1)
                                                   ============      ============       ==============

Fixed charges                                      $       60.7      $       76.5       $         65.1
                                                   ============      ============       ==============

RATIO OF EARNINGS TO FIXED CHARGES(a)                       4.1               3.0                 (0.8)
                                                   ============      ============       ==============



(a) The ratio of earnings to fixed charges of the Predecessors has not been presented, as the fixed charges were nominal prior to the acquisition since there was no significant indebtedness.